                               AMENDMENT NO. 3 TO
                  AMENDED AND RESTATED PARTICIPATION AGREEMENT
              Franklin Templeton Variable Insurance Products Trust
                      Franklin/Templeton Distributors, Inc.
                       CUNA Mutual Life Insurance Company
                          CUNA Brokerage Services, Inc.

     Franklin Templeton Variable Insurance Products Trust (the "Trust"), Franklin/Templeton Distributors, Inc. (the "Underwriter," and together with the Trust, "we" or "us"), CUNA Mutual Life Insurance Company (the "Company" or "you"), and CUNA Brokerage Services, Inc. your distributor, on your behalf and on behalf of certain Accounts, have previously entered into an Amended and Restated Participation Agreement dated May 1, 2004 and subsequently amended as of May 3, 2004 and June 5, 2007 (the "Agreement"). The parties now desire to amend the Agreement by this amendment (the "Amendment"). Unless otherwise indicated, the terms defined in the Agreement shall have the same meaning in this Amendment.

     WHEREAS, subject to regulatory approval, CUNA Mutual Life Insurance Company ("CMLIC") is expected to merge with and into CUNA Mutual Insurance Society ("CMIS"), an Iowa Mutual life insurance company; effective as of December 31, 2007 (the "Merger"), and CMIS, as the surviving entity of the Merger, will assume the rights and responsibilities of CMLIC in this Agreement.

     NOW, THEREFORE, in consideration of past and prospective business relations, the parties agree to amend the Agreement as follows:

1. Upon consummation of the Merger between CMLIC and CMIS, CUNA Mutual Insurance Society shall be added as a party to the Agreement in replacement of CMLIC. All prior references in this Agreement and its Schedules to CUNA Mutual Life Insurance Company shall mean and refer to CUNA Mutual Insurance Society.

2.   Section 2.3.2 is amended and restated in its entirety as follows:

     "2.3.2 Each investment adviser (each, an "Adviser") of a Portfolio, as indicated in the current prospectus of the Portfolio, is duly registered as an investment adviser under the Investment Advisers Act of 1940, as amended, or exempt from such registration."

3. The term "National Association of Securities Dealers, Inc. (the "NASD") is hereby replaced with "Financial Industry Regulatory Authority ("FINRA")" throughout the Agreement in sections 2.1.6, 2.3.1, 10.7, 10.8 and Schedule F, respectively.

4. Schedules A, B, C, D, F and G of the Agreement are deleted and replaced in their entirety with the Schedules A, B, C, D, F and G attached hereto, respectively.

5. All other terms and provisions of the Agreement not amended herein shall remain in full force and effect.

IN WITNESS WHEREOF, each of the parties has caused its duly authorized officers to execute this Amendment effective as of December 31, 2007.

The Trust:                              FRANKLIN TEMPLETON VARIABLE INSURANCE
                                        PRODUCTS TRUST
     Only on behalf of
     each Portfolio listed
     on Schedule C of
     the Agreement.                     By: /s/ Karen L. Skidmore
                                            ------------------------------------
                                        Name: Karen L. Skidmore
                                        Title: Vice President


The Underwriter:                        FRANKLIN/TEMPLETON DISTRIBUTORS, INC.


                                        By: /s/ Thomas Regner
                                            ------------------------------------
                                        Name: Thomas Regner
                                        Title: Senior Vice President


The Company:                            CUNA MUTUAL LIFE INSURANCE COMPANY


                                        By: /s/ Steven R. Suleski
                                            ------------------------------------
                                        Name: Steven R. Suleski
                                        Title: Vice President


                                        CUNA MUTUAL INSURANCE SOCIETY


                                        By: /s/ Steven R. Suleski
                                            ------------------------------------
                                        Name: Steven R. Suleski
                                        Title: Vice President


The Distributor:                        CUNA BROKERAGE SERVICES, INC.


                                        By: /s/ Steven R. Suleski
                                            ------------------------------------
                                        Name: Steven R. Suleski
                                        Title: Vice President

                                   SCHEDULE A

                         THE COMPANY AND ITS DISTRIBUTOR

THE COMPANY

CUNA Mutual Insurance Society
5910 Mineral Point Road
Madison, WI 53705

A life insurance company organized under the laws of the State of Iowa.

THE DISTRIBUTOR

CUNA Brokerage Services, Inc.
5910 Mineral Point Road
Madison, WI 53705

A corporation organized under the laws of the State of Wisconsin.

                                   SCHEDULE B

                             ACCOUNTS OF THE COMPANY

                                                                    SEC REGISTRATION
NAME OF ACCOUNT                                                           YES/NO
---------------                                                     ----------------
CUNA Mutual Variable Life Insurance Account (formerly CUNA Mutual
   Life Variable Account)                                                  Yes
CUNA Mutual Group Variable Annuity Account (formerly CUNA
   Mutual Life Group Variable Annuity Account)                              No
CUNA Mutual Variable Annuity Account (formerly CUNA Mutual Life
   Variable Account)                                                       Yes

                                   SCHEDULE C

             AVAILABLE PORTFOLIOS AND CLASSES OF SHARES OF THE TRUST

1.   Franklin Small-Mid Cap Growth Securities Fund Class 1

2.   Mutual Shares Securities Fund Class 1

3.   Templeton Developing Markets Securities Fund Class 2

4.   Templeton Foreign Securities Fund Class 1

                                   SCHEDULE D

                            CONTRACTS OF THE COMPANY

1.   CU Pension Saver Group Annuity

2.   CU UltraSaver Group Annuity

3.   Members Variable Annuity

4.   MEMBERS Variable Universal Life (190D)

5.   MEMBERS Variable Universal Life (99-VUL)

6.   UltraSaver Group Annuity

                                   SCHEDULE F

                          RULE 12B-1 PLANS OF THE TRUST

COMPENSATION

     For each Class 2 Portfolio named on Schedule C of this Agreement, the Company's Distributor is eligible to receive a maximum annual payment rate of 0.25% stated as a percentage per year of that Portfolio's Class 2 average daily net assets, pursuant to the terms and conditions referenced below under its Class 2 Rule 12b-l Distribution Plan.

AGREEMENT PROVISIONS

     If the Company, on behalf of any Account, purchases Trust Portfolio shares ("Eligible Shares") that are subject to a Rule 12b-l plan adopted under the 1940 Act (the "Plan"), the Company's Distributor may participate in the Plan.

     To the extent the Company or its affiliates, agents or designees (collectively "you") provide any activity or service which is primarily intended to assist in the promotion, distribution or account servicing of Eligible Shares ("Rule 12b-l Services") or variable contracts offering Eligible Shares, the Underwriter, the Trust or their affiliates (collectively, "we") may pay you a Rule 12b-l fee. "Rule 12b-l Services" may include, but are not limited to, printing of prospectuses and reports used for sales purposes, preparing and distributing sales literature and related expenses, advertisements, education of dealers and their representatives, and similar distribution-related expenses, furnishing personal services to owners of Contracts which may invest in Eligible Shares ("Contract Owners"), education of Contract Owners, answering routine inquiries regarding a Portfolio, coordinating responses to Contract Owner inquiries regarding the Portfolios, maintaining such accounts or providing such other enhanced services as a Trust Portfolio or Contract may require, or providing other services eligible for service fees as defined under FINRA rules.

     Your acceptance of such compensation is your acknowledgment that eligible services have been rendered. All Rule 12b-l fees, shall be based on the value of Eligible Shares owned by the Company on behalf of its Accounts, and shall be calculated on the basis and at the rates set forth in the compensation provision stated above. The aggregate annual fees paid pursuant to each Plan shall not exceed the amounts stated as the "annual maximums" in the Portfolio's prospectus, unless an increase is approved by shareholders as provided in the Plan. These maximums shall be a specified percent of the value of a Portfolio's net assets attributable to Eligible Shares owned by the Company on behalf of its Accounts (determined in the same manner as the Portfolio uses to compute its net assets as set forth in its effective Prospectus). The Rule 12b-l fee will be paid to you within thirty (30) days after the end of the three-month periods ending in January, April, July and October.

     You shall furnish us with such information as shall reasonably be requested by the Trust's Boards of Trustees ("Trustees") with respect to the Rule 12b-l fees paid to you pursuant to the Plans. We shall furnish to the Trustees, for their review on a quarterly basis, a written report of the amounts expended under the Plans and the purposes for which such expenditures were made.

     The Plans and provisions of any agreement relating to such Plans must be approved annually by a vote of the Trustees, including the Trustees who are not interested persons of the Trust and who have no financial interest in the Plans or any related agreement ("Disinterested Trustees"). Each Plan may be terminated at any time by the vote of a majority of the Disinterested Trustees, or by a vote of a majority of the outstanding shares as provided in the Plan, on sixty
(60) days' written notice, without payment of any penalty. The Plans may also be terminated by any act that terminates the Underwriting Agreement between the Underwriter and the Trust, and/or the management or administration agreement between Franklin Advisers, Inc. and its affiliates and the Trust. Continuation of the Plans is also conditioned on Disinterested Trustees being ultimately responsible for selecting and nominating any new Disinterested Trustees. Under Rule 12b-l, the Trustees have a duty to request and evaluate, and persons who are party to any agreement related to a Plan have a duty to furnish, such information as may reasonably be necessary to an informed determination of whether the Plan or any agreement should be implemented or continued. Under Rule 12b-l, the Trust is permitted to implement or continue Plans or the provisions of any agreement relating to such Plans from year-to-year only if, based on certain legal considerations, the Trustees are able to conclude that the Plans will benefit each affected Trust Portfolio and class. Absent such yearly determination, the Plans must be terminated as set forth above. In the event of the termination of the Plans for any reason, the provisions of this Schedule F relating to the Plans will also terminate. You agree that your selling agreements with persons or entities through whom you intend to distribute Contracts will provide that compensation paid to such persons or entities may be reduced if a Portfolio's Plan is no longer effective or is no longer applicable to such Portfolio or class of shares available under the Contracts.

     Any obligation assumed by the Trust pursuant to this Agreement shall be limited in all cases to the assets of the Trust and no person shall seek satisfaction thereof from shareholders of the Trust. You agree to waive payment of any amounts payable to you by Underwriter under a Plan until such time as the Underwriter has received such fee from the Trust.

     The provisions of the Plans shall control over the provisions of the Participation Agreement, including this Schedule F, in the event of any inconsistency. You agree to provide complete disclosure as required by all applicable statutes, rules and regulations of all rule 12b-l fees received from us in the prospectus of the Contracts.

                                   SCHEDULE G

                              ADDRESSES FOR NOTICES

To the Company:                  CUNA Mutual Life Insurance Company
                                 CUNA Mutual Insurance Society
                                 5910 Mineral Point Road
                                 Madison WI 53705
                                 Attention: Associate General Counsel

To the Distributor:              CUNA Brokerage Services, Inc.
                                 5910 Mineral Point Road
                                 Madison WI 53705
                                 Attention: Tim Halevan
                                 Vice President - Chief Compliance Officer

To the Trust:                    Franklin Templeton Variable Insurance Products
                                 Trust
                                 One Franklin Parkway, Bldg. 920 2nd Floor
                                 San Mateo, California 94403
                                 Attention: Karen L. Skidmore, Vice President

To the Underwriter:              Franklin/Templeton Distributors, Inc.
                                 140 Fountain Parkway, 8th Floor
                                 St. Petersburg, FL 33716
                                 Attention: Peter Jones, President

If to the Trust or Underwriter   Franklin Templeton Investments
with a copy to:                  One Franklin Parkway, Bldg. 920 2nd Floor
                                 San Mateo, California 94403
                                 Attention: General Counsel